**Jackson National Life Insurance Company®**

JACKSON®
National Life Insurance Company

# SUPPLEMENTAL CONTRACT DATA PAGES

**Please refer to the attached Crediting Method endorsements for further explanation of values shown on these Supplemental Contract Data Pages.**

**Contract Number:** [1234567890]

**Issue Date:** [June 1, 2026]

**Index Account Options. Subject to availability.**

Index choices of:
[S&P 500®]
[Russell 2000®]
[Dow Jones Industrial Average®]
[MSCI Emerging Markets]
[MSCI EAFE]
[Nasdaq-100®]

Crediting Method and term choices of:

[

| Term | Buffer Selection | Crediting Method |
|---|---|---|
| 1-Year | 10%, 20%, 100% | Cap |
| 3-Year | 10%, 20%, 100% | Cap |
| 6-Year | 10%, 20%, 100% | Cap |
| 1-Year* | 10% | Guaranteed Cap with Buffer** |
| 3-Year* | 10% | Guaranteed Cap with Buffer** |
| 1-Year | 10% | Performance Boost |
| 3-Year | 10% | Performance Boost |
| 6-Year | 10% | Performance Boost |
| 1-Year | 10%, 100% | Performance Trigger |

]

[*Guaranteed Cap with Buffer selection cannot be chosen within six Premium Years of the Latest Income Date, as defined in the Contract.
**Guaranteed Cap with Buffer can be selected for allocation of initial Premium or subsequent Premium. Transfers into a Guaranteed Cap with Buffer are not permitted.]

Please refer to Your transaction confirmation statements for the declared rates applicable to Your Premiums.

ICC25 7820-S 06/26 1

ICC25 7820-S 06/26 2 Guaranteed Minimum Index Adjustment Factors: The Index Adjustment Factors are determined and guaranteed for each Index Account Option Term. These guaranteed Minimum Index Adjustment Factors apply for the life of the Contract. • [Cap Rate (CR): The CR will never be less than [1.00% for the 1-year,] [1.50% for the 3-year,] and [2.00% for the 6-year].] • [Index Participation Rate (IPR): The IPR will never be less than [100%].] • [Performance Boost Cap Rate (PBCR): The PBCR will never be less than [1.00% for the 1-year,] [1.50% for the 3-year,] and [2.00% for the 6-year].] • [Performance Trigger Rate (PTR): The PTR will never be less than [1.00%].] • [Performance Boost Rate (PBR): The PBR will never be less than [5.00%].] • [Buffer: The Buffer will never be less than [5.00%].] • [Guaranteed Cap Rate (GCR): The GCR will never be less than [1.00% for the 1-year] and [1.50% for the 3-year].] • [Guaranteed Index Participation Rate (GIPR): The GIPR will never be less than [100%].] • [Guaranteed Buffer (GB): The GB will never be less than [5.00%].] [Guarantee Period: The Guarantee Period will be: 1. the first [6] Contract Years for allocation of initial Premium; and 2. the first [6] Premium Years for allocation of each subsequent Premium.] Discontinuation of or Substantial Change to an Index. During an Index Account Option Term, if an Index is discontinued, the cost of hedging that Index becomes excessive, or if the calculation is changed substantially, the Company may substitute a comparable Index. The Company will obtain approval from the IIPRC and will notify You and any assignee before using a substitute Index.